Exhibit (d)(5)(ii)

Schedule A

to Sub-Advisory Agreement

(updated as of April 20, 2009)

	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets attributable to the noted asset classes)
Fund	Affiliated Funds	Unaffiliated Funds	Other Investments	Effective Date
Allianz Global Investors Solutions Retirement Income Fund	0.15%	0.15%	0.60%	12/17/08
Allianz Global Investors Solutions 2015 Fund	0.15%	0.15%	0.60%	12/17/08
Allianz Global Investors Solutions 2020 Fund	0.15%	0.15%	0.60%	12/17/08
Allianz Global Investors Solutions 2030 Fund	0.15%	0.15%	0.60%	12/17/08
Allianz Global Investors Solutions 2040 Fund	0.15%	0.15%	0.60%	12/17/08
Allianz Global Investors Solutions 2050 Fund	0.15%	0.15%	0.60%	12/17/08
Allianz Global Investors Solutions Core Allocation Fund	0.15%	0.15%	0.60%	4/20/09
Allianz Global Investors Solutions Growth Allocation Fund	0.15%	0.15%	0.60%	4/20/09

For these purposes:

“Affiliated Funds” means any Covered Funds (defined below) for which the Manager or an affiliated person of the Manager serves or acts as an investment adviser.

“Unaffiliated Funds” means any Covered Funds other than Affiliated Funds.

“Other Investments” means any portion of the Fund’s average daily net assets not invested in Affiliated Funds or Unaffiliated Funds (including, without limitation, direct investments in securities other than shares of Covered Funds, net assets attributable to derivatives investments, and cash and cash equivalents).

“Covered Fund” means any “investment company” (as defined in the 1940 Act) or any entity that would be an “investment company” under the 1940 Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act.

[AGIS Sub-Advisory Agreement]

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and ALLIANZ GLOBAL INVESTORS SOLUTIONS LLC have each caused this Schedule A to Sub-Advisory Agreement to be signed in its behalf by its duly authorized representative, on this 20th day of April, 2009.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Executive Vice President

ALLIANZ GLOBAL INVESTORS SOLUTIONS LLC

By:	/s/ E. Blake Moore, Jr.
Name:	E. Blake Moore, Jr.
Title:	President and Chief Executive Officer

[AGIS Sub-Advisory Agreement – Signature Page]